Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 24, 2008, by and between Gateway Pacific Bank (in organization), a California state-chartered bank (the “Bank”), and Gateway Pacific Bancorp (the “Holding Company”), on the one hand, and F.J. “Rick” Mandelbaum, an individual resident of the State of California (the “Executive”), on the other hand (the signatories to this Agreement will be referred to jointly as the “Parties”).

WITNESSETH:

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking and services offered by the Bank;

WHEREAS, the Executive has also served as a consultant in forming the Bank pursuant to the terms and conditions of that certain Consulting Agreement effective as of November 24, 2008 (“Consulting Agreement”) between the Executive and the Holding Company;

WHEREAS, the Bank desires for the Executive to be an employee and President and Chief Executive Officer of the Bank and to serve as the President and Chief Executive Officer of the Holding Company, and the Executive desires to accept such employment and positions, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, the Bank, Holding Company and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Bank agree as follows:

1. Term of Employment. This Agreement shall become effective (the “Effective Date”) the first day the Bank opens for business and shall continue in effect until the third anniversary date of the Effective Date (the “Term of Employment”). The Executive’s employment with the Bank can be terminated at the will of either the Executive or the Bank at any time, with or without notice, and with or without Cause before the end of the otherwise applicable Term of Employment. There are no agreements between the Executive and the Bank (or the Holding Company) contrary to the Executive’s at-will status. Neither a board member nor a manager, supervisor, employee or agent of the Bank or the Holding Company is authorized to alter the Executive’s at-will status, except in a writing signed both by the chairman of the board and the Executive following adoption of a resolution by the board of directors of the Bank (the “Board of Directors”) authorizing the specific change reflected in such writing and authorizing the chairman to sign such writing. The Executive’s employment with the Bank and service to the Holding Company shall automatically terminate at the end of the Term of Employment. Notwithstanding the foregoing, if the Bank does not open for business prior to July 31, 2009, this Agreement shall terminate automatically.

2. Duties and Authority.

(a) During the Term of Employment, the Executive shall be an employee of the Bank and shall serve as the President and Chief Executive Officer of the Bank and the Holding Company. The Executive shall perform in a professional manner the authorized and customary duties for the position of President and Chief Executive Officer and such other duties and responsibilities as the Board of Directors of the Bank or the Holding Company may assign to the Executive from time to time.

(b) During the Term of Employment, the Executive shall devote the Executive’s best efforts and entire productive time, ability and attention to the business operations of the Bank and the Holding Company, and shall not, without the written consent of the Board of Directors, directly or indirectly, alone or as a partner, officer, director, stockholder, employee, or consultant of any other person, entity, association, agency, organization, or institution, engage in any other business or profession which would necessitate the Executive’s giving any portion of his time and effort to such activity. The Executive shall at all times faithfully, with diligence and to the best of the Executive’s ability, experience, and talent, perform all the duties that may be required of and from the Executive pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Bank. In addition, the Bank recognizes that the Executive may wish from time to time to engage in charitable or other altruistic endeavors and may do so with the consent of the Board of Directors, which consent shall not be unreasonably withheld.

3. Compensation and Benefits. All payments of compensation to the Executive shall be payable by the Bank in accordance with the Bank’s ordinary payroll and other policies and procedures, provided that the Executive’s salary, pursuant to Section 3(a) shall be payable not less frequently than monthly.

(a) Base Salary. During the Term of Employment, the Bank agrees to pay the Executive a base salary (“Base Salary”) of not less than $16,666.66 per month, appropriately prorated for partial months at the commencement and end of the Term of Employment.

(b) Bonus Programs. The Executive will be entitled to participate in any and all bonus plans of the Bank for its senior executive officers, whether such bonus plans are presently existing or may hereafter be implemented by the Bank. The Executive shall also be entitled to participate in any benefit programs applicable to all employees of the Bank in accordance with the Bank policy and the provisions of said benefit programs, including participation in the Bank’s 401(k) plan as in effect from time to time, which shall include the Bank matching Executives contribution’s to the same up to maximum of Four percent (4%) of Executive’s Base Salary.

(c) Medical Benefits. During the Term of Employment, the Bank shall provide to the Executive group medical and dental insurance on the terms provided the employees of the Bank, including premium payment participation, co-payments and deductibles, as determined by the Board of Directors, except that One Hundred percent (100%) of Executive’s premium for himself and Fifty percent (50%) of Executive’s premium for his eligible family members shall be paid for by the Bank.

(d) Paid Sick Leave. During the Term of Employment, the Executive shall accrue paid sick leave at the rate of ten (10) days annually (“Paid Sick Leave”). Paid Sick Leave may be accumulated and carried over from one calendar year to the next; provided however, at any time the Executive has accrued a total of thirty (30) days of Paid Sick Leave, the Executive will cease to accrue further Paid Sick Leave until the Executive’s accrued Paid Sick Leave shall have fallen below the maximum accrual amount of thirty (30) days.

(e) Paid Vacation. Executive shall accrue twenty-two (22) days of paid vacation (“Paid Vacation”) at Executive’s regular base pay rate during the Term of Employment, in accordance with the Bank’s Employee Benefits Policy; provided, however, that during each calendar year of the Term of Employment, Executive is required to and shall take at least ten (10) days of Paid Vacation(the “Mandatory Vacation”), which shall be taken consecutively. Executive shall not be entitled to pay in lieu of the Mandatory Vacation. Executive shall be entitled to the accumulation of Paid Vacation not used that is in excess of the Mandatory Vacation and Executive shall be entitled to pay for up to twelve (12) days per year of the Paid Vacation in lieu of accumulating Paid Vacation not used that is in excess of the Mandatory Vacation, in accordance with the Bank’s Employee Benefits Policy. Executive shall be allowed to accrue up to a maximum twenty-two (22) days Paid Vacation at any one time. All vacation shall be taken at such time as to minimize its affect on the operations of the Bank, as mutually agreed between Executive and the chairman of the board.

(f) Country Club Expenses. The Bank shall pay for all monthly dues at the Escondido Country Club, not to exceed a total of $200 per month.

(g) Reimbursement of Expenses. During the Term of Employment, the Bank shall promptly pay all reasonable expenses incurred by the Executive for all reasonable travel and other business related expenses incurred by him in performing his obligations under this Agreement in accordance with the Bank’s travel and business expense policy, and any additional guidelines or requirements set by the Board of Directors from time to time and subject to review by the Board of Directors from time to time.

(h) Vehicle Allowance. During the Term of Employment, the Bank shall also pay the Executive a vehicle allowance of One Thousand Two Hundred Dollars ($1,200.00) per month.

(i) Stock Options. The Executive shall receive a number of options to purchase shares of common stock of the Holding Company equal to five percent (5%) of the total number of shares that are fully paid, issued and outstanding at the Effective Date. The exercise price for such options shall be the fair market value thereof at the date of issuance, which the Bank expects to be at the same price as the price for the shares issued in the initial capital offering by the Holding Company. The options shall vest in accordance with the FDIC Statement of Policy regarding Applications for Deposit Insurance, at the rate of no more than one-third per year, shall have a stated term of ten years from the date of issuance, and to the extent permitted by law, shall be treated as incentive stock options. The options shall be evidenced by a stock option agreement, which shall have such terms as are consistent with those set forth above and such additional terms, including with respect to vesting, as may be set forth in the stock option plan pursuant to which the options are granted.

(j) Life/Disability Insurance. The Bank shall provide life insurance with a life insurance benefit equal to the lesser of (a) three times the annual salary of Executive at the rate then in effect under Section 3(a), and (b) the maximum amount permitted under any of the Bank’s then applicable group life insurance plans, which shall be provided through any group life insurance plan of the Bank at the Bank’s option. The Bank shall provide to Executive the long-term disability insurance provided by the Bank to employees at the Effective Date under the Bank’s group plan or shall replace it with similar coverage so long as Executive is employed by the Bank. Executive shall be entitled to participate in such other insurance benefits as are generally provided to the employees of the Bank from time to time.

(k) Cellular Phone. The Bank shall provide Executive with a cellular phone, the type and model of which will be mutually agreed upon by the Bank and Executive, and shall pay the monthly fee for the cellular phone’s service plan, not to exceed $100 per month.

(l) Holding Company Responsibilities. The Parties understand and agree that to the extent the Executive provides services to the Holding Company these services shall be provided in accordance with arrangements between the Bank and the Holding Company and such services shall not entitle the Executive to additional compensation or benefits, and provision of such services shall not entitle the Executive to be compensated directly by the Holding Company under any circumstance.

(m) Withholding. The Bank shall have the right to deduct from any payment of all compensation to the Executive hereunder any federal, state or local taxes and other obligations required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by the Executive.

4. Compensation After Termination.

(a) Cause, Death, Disability, Resignation, Expiration. If the Term of Employment is terminated (i) by the Bank for Cause (as defined below) or due to the death or disability of the Executive, (ii) by the Executive or (iii) through expiration of the Term of Employment, the Bank shall have no further obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination or expiration date (except payment of the Executive’s Base Salary accrued through the date of termination or expiration) and the Bank shall continue to have all other rights available hereunder.

(b) Without Cause. If the Term of Employment is terminated by the Bank without Cause, if and when a full and complete release of claims against the Bank and its affiliates in the form of Exhibit A is fully effective and is delivered within fifteen (15) days of termination, and provided the Executive has not instituted any suit, arbitration or other dispute resolution procedure and is not otherwise in breach of this Agreement, and Section 4(c) is not applicable, the Executive shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination), an amount equal to Twelve (12) months of the Executive’s then payable Base Salary, payable within thirty (30) days of the end of the Term of Employment.

(c) Following Certain Terminations Related to Change of Control. If the Term of Employment is terminated in respect of any Change of Control Termination (as defined below), if and when a full and complete release of claims against the Bank and its affiliates in the form of Exhibit A is fully effective and is delivered within fifteen (15) days of termination, and provided the Executive has not instituted any suit, arbitration or other dispute resolution procedure and is not otherwise in breach of this Agreement, the Executive shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination), an amount equal to eighteen (18) months of the Executive’s then payable Base Salary, payable within five (5) days following the date the full and complete release of claims against the Bank and its affiliates in the form of Exhibit A is fully effective. For purposes of this Agreement, a “Change of Control Termination” shall mean the termination of employment of Executive within six (6) months after a Change of Control (as defined below) by the Bank Without Cause (excluding a termination due to the death or disability of the Executive or through expiration of the Term of Employment). For purposes of this Agreement, “Change of Control” means (i) the consummation of a plan of reorganization, merger or consolidation involving the Bank or Holding Company, except for a reorganization, merger or consolidation where (A) the shareholders of the Holding Company immediately prior to such reorganization, merger or consolidation own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”), and the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute more than 50% of the members of the board of directors of the Surviving Corporation or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation; or (B) the Bank or Holding Company is reorganized, merged or consolidated with a corporation in which any shareholder owning more than 50% of the combined voting power of the outstanding voting securities of the Holding Company immediately prior to such reorganization, merger or consolidation, owns more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation; (ii) the sale of all or substantially all of the assets (which shall be defined as 50% or more of the total gross fair market of all of the assets, less any sales in the ordinary course of business) of the Holding Company to another person or entity; or (iii) the acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Holding Company then outstanding by another person or entity.

(d) Golden Parachute Provisions. Notwithstanding the foregoing, to the extent that the aggregate present value of any or all payments and benefits in the nature of compensation to (or for the benefit of) the Executive provided under this Agreement or otherwise provided to the Executive by or on behalf of the Bank or any affiliate, parent or controlling entity of the Bank, constitute a “parachute payment” under the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Parties agrees that the payments or benefits provided to the Executive pursuant to this Agreement shall be reduced (in each case, in such manner as the Executive in his sole discretion shall determine) so that the present value of the total amount received by the Executive that would constitute a “parachute payment” will be one dollar ($1.00) less than three (3) times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by the Executive would be subject to the excise tax imposed by Section 4999 of the Code.

(e) Section 409A. Notwithstanding the foregoing, in the event that Code Section 409A (“409A”) applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if the Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six months from the date of separation from service. On the day following the end of such six-month period, the Bank shall make a catch-up payment to the Executive equal to the total amount of such payments that would have been made during the six-month period but for this provision.

(f) Limited Benefits. Except as otherwise specifically provided herein, the Bank shall have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination or expiration date, and the Bank shall continue to have all other rights available hereunder.

(g) Nonassignability. Neither the Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of the Executive under this Section 4, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

(h) Regulatory Restrictions. The Parties understand and agree that at the time any payment would otherwise be made or benefit provided under Section 4, the Bank will not be permitted and shall not attempt or be obligated to make such a payment if (i) a regulatory authority acting within its authority with respect to the Bank has made a written determination that such payment is illegal, (ii) the Bank is in a conservatorship or receivership or proceedings for the same have been commenced by an appropriate regulatory authority, (iii) the Bank or the Holding Company is operating under the terms of a cease and desist order that specifically cites the deficiency of the service of the Executive to the Bank or the Holding Company as a ground for imposition of all or part of such order, or (iv) the Bank or the Holding Company has been ordered by an appropriate regulatory authority to remove the Executive from office. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, would prohibit a payment in such circumstances.

(i) Offset. Any and all of the compensation and benefits that would otherwise be provided under Section 4 are subject to the Bank’s offset for any liability of the Executive to the Bank or the Holding Company to the extent the Board of Directors determines that such liability exists. In addition, without limiting the remedies of the Bank otherwise available under this Agreement or otherwise, all compensation and benefits that would otherwise be payable under Section 4 shall cease as of the date the Executive first violates any of the provisions included in Sections 8, 10 or 11.

5. Fair and Adequate Compensation. The Bank and the Executive acknowledge that such compensation and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for the Executive’s services, and for the covenants described below.

6. Termination.

(a) Death. If the Executive dies during the Term of Employment and while in the employ of the Bank, this Agreement shall automatically terminate and the Bank shall have no further obligation to the Executive or his estate under this Agreement (other than death benefits payable under the benefit plans referenced in Section 3(b) or Section 3(c)), except that the Bank shall pay the Executive’s estate that portion of the Executive’s Base Salary under Section 3(a) accrued through the date on which the Executive’s death occurred. Such payment of Base Salary to the Executive’s estate shall be made in the same manner as other payroll obligations of the Bank.

(b) Disability.

(i) The Bank may terminate this Agreement if, during the Term of Employment, the Executive shall be prevented from performing his duties hereunder by reason of becoming disabled. For purposes of this Agreement, the term “disabled” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(ii) In the event of a termination pursuant to this Section 6(b), the Bank shall be relieved of all its obligations under this Agreement, except that the Bank shall pay to the Executive, or his estate in the event of his subsequent death, the Executive’s Base Salary under Section 3(a) through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by the Executive under any disability policy maintained by the Bank and any death benefits payable under the benefit plans then maintained by the Bank. All such payments to the Executive or his estate shall be made in the same manner as other payroll obligations of the Bank.

(c) Discharge for Cause. At any time during the Term of Employment, the Bank may discharge the Executive for Cause and terminate this Agreement by delivering to the Executive a written notice of discharge. The notice of discharge shall set forth the reasons for the Executive’s termination for Cause. For purposes of this Agreement, “Cause” shall be defined as the occurrence of any of the following events:

(i) The determination by the Board of Directors that the Executive has committed an act or acts constituting (A) a felony, (B) a breach of fiduciary duty, or (C) fraud;

(ii) The determination by the Board of Directors that (A) the Executive has failed to follow the policies adopted by the Board of Directors or the board of directors of the Holding Company, other than minor technical or immaterial failures; (B) the Executive has failed to meet the duties and responsibilities inherent in Section 2 of this Agreement, other than technical or immaterial failures; or (C) the Executive has engaged in such intentional or reckless or negligent actions or omissions that would constitute unsafe or unsound banking practices.;

(iii) The determination by the Board of Directors that the Executive has committed a breach or violation of this Agreement;

(iv) The determination by the Board of Directors that the Executive has engaged in misconduct, whether or not in the course and scope of his employment with the Bank, which shall be defined to mean indecency, dishonesty, unlawful harassment or discrimination, or use of illegal drugs; or

(v) In the event the Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank or is removed from any office of the Bank by or upon the order of any such agency.

For purposes of this Agreement, the Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because the Executive has become disabled within the meaning of Section 6(b). In such a case, termination of the Executive shall be governed by the provisions of Section 6(b).

(d) Discharge Without Cause. At any time during the Term of Employment, the Bank shall be entitled to terminate the Executive’s employment and this Agreement “Without Cause,” by providing him with at least thirty (30) days prior written notice of termination. Any termination of this Agreement which is not for Cause, as defined above in Section 6(c), or which does not result from the death or disability of the Executive, as set forth in Sections 6(a) or 6(b), respectively, shall be deemed to be a termination Without Cause. In the event of a termination Without Cause, the Bank shall become obligated to pay the Executive the severance payment set forth in Section 4(b) or 4(c), as applicable.

(e) Additional Effects of Termination. Upon notice of termination of employment or termination, whichever is earlier, the Executive shall, automatically and without further action by any party, be deemed to have resigned from all directorships with the Bank, the Holding Company, and any of their respective subsidiaries and affiliates. Upon termination of employment, the Executive shall, automatically and without further action by any party, be deemed to have resigned from all offices and other capacities with the Bank and any of its subsidiaries and affiliates. The Executive agrees to provide any documentation confirming such resignations to the Bank immediately upon request.

7. Resignation by the Executive. Subject to the provisions of Section 10 of this Agreement, the Executive shall be entitled to terminate this Agreement by providing the Bank with a written notice of resignation at least sixty (60) days prior to the intended effective resignation date (the “Effective Resignation Date”). In lieu of having the Executive work for the Bank through the Effective Resignation Date, the Bank may terminate this Agreement immediately. Upon the Effective Resignation Date, the Executive shall be entitled to receive any Base Salary, which has been earned by him through the Effective Resignation Date or in the event of an earlier termination by the Bank, the Executive shall be entitled to receive any Base Salary, which he would have earned had he worked through the Effective Resignation Date, but only if such early termination by the Bank is not for Cause. Additionally, upon the Effective Resignation Date of the Executive’s resignation, the Executive shall be entitled to receive any other compensation or benefits of any kind accrued through the Effective Resignation Date, or in the event of an earlier termination by the Bank, the Executive shall be entitled to receive any other compensation or benefits of any kind that would have accrued through the Effective Resignation Date, but only if such early termination by the Bank is not for Cause.

8. Non-Disclosure and Confidentiality.

(a) The Executive acknowledges that, by the nature of his duties, he will or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and the Holding Company and which is a competitive asset of the Bank or the Holding Company and contains trade secrets of the Bank or the Holding Company, the wrongful use or disclosure of which would constitute unfair competition, including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank and the Holding Company; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s and the Holding Company’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants (“Proprietary Information”).

(b) The term Proprietary Information does not include information or know-how which: (i) is in the Executive’s possession prior to its disclosure to him by the Bank or the Holding Company (as shown by competent written evidence in the Executive’s files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on the Executive’s part; or (iii) is approved for release by written authorization of the Bank.

(c) The Executive agrees not to: (i) use, at any time, any Proprietary Information for his own benefit or for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank or the Holding Company with a need to know of such Proprietary Information in the performance of his or her duties, at any time prior or subsequent to the termination of his employment with the Bank, except as such disclosure may be required by law. The Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

9. Return of Bank Property. The Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s or the Holding Company’s business, and any and all other documents containing Proprietary Information furnished to the Executive by any representative of the Bank or Holding Company or otherwise acquired or developed by the Executive in connection with his association with the Bank and Holding Company (collectively, “Recipient Materials”) shall at all times be the property of the Bank or the Holding Company, as appropriate. Within twenty-four (24) hours of the termination of his employment with the Bank, the Executive shall return to the Bank any Recipient Materials which are in his possession, custody or control.

10. Non-Competition.

(a) The Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for the Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. The Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. The Executive further acknowledges that, at the outset of his employment with the Bank and/or throughout his employment with the Bank, the Executive will be provided with access to and informed of the Bank’s and the Holding Company’s Proprietary Information, which will enable him to benefit from the Bank’s and Holding Company’s goodwill and know-how.

(b) The Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank or Holding Company, or which intends to or may compete with the Bank or Holding Company, to disclose and/or use the Bank’s and Holding Company’s Proprietary Information, as well as to misappropriate the Bank’s and Holding Company’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. The Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 10, he has received substantial, valuable consideration. The Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section 10.

(c) Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in this Section 10, the Executive agrees that during the Term of Employment (the “Non-Compete Period”), the Executive will not, without the prior written consent of the Bank’s full Board of Directors, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity:

(i) solicit the banking business of any current customers of the Bank;

(ii) acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

(iii) serve as an officer, director, employee, agent or consultant to any financial institution; or

(iv) establish or operate a branch or other office of a financial institution;

for purposes of clauses (ii), (iii) and (iv) above, such limitation shall apply to any financial institution that has a main office, branch or loan production office within a one hundred (100) mile radius of the main office of the Bank.

11. Non-Solicitation of Employees. The Executive agrees that, as part of his employment with the Bank, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Bank’s employees. The Executive agrees to maintain the confidentiality of such information. He further covenants and agrees that, for a period of eighteen (18) months subsequent to the termination of his employment with the Bank, whether such termination occurs at the insistence of himself or the Bank, he shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Bank, nor shall he contact or communicate with any other employees of the Bank for the purpose of inducing other employees to terminate their employment with the Bank. For purposes of this covenant, “other employees” shall refer to employees who were employed by, or doing business with, the Bank at the date of termination, or within twelve months after that date.

12. Independent Covenants. The Executive acknowledges that the covenants set forth in Sections 8, 10 and 11 are material conditions to the Bank’s willingness to execute and deliver this Agreement and to provide the Executive the compensation and benefits and other consideration provided hereunder. The Parties agree that the existence of any claim or cause of action of the Executive against the Bank or the Holding Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank or Holding Company of such covenants. The covenants contained in Sections 8, 10 and 11 will not be affected by any breach of any other provision hereof by any Party hereto. In addition, the Executive’s obligations under Sections 8, 10 and 11 shall survive the termination of this Agreement and the Executive’s employment with the Bank. The Executive’s obligations under Sections 8, 10 and 11 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Bank or Holding Company under general legal or equitable principles, or other Bank or Holding Company policies.

13. Venue. Venue for resolution of any disputes related to this Agreement shall only be proper in a court located in San Diego County.

14. Notices. All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective Parties as follows:

If to the Bank:

Gateway Pacific Bank

3035 East 8th Street

National City, California 91950

Attention: Alex Carolino, Sr., Chairman of the Board

If to the Executive:

Rick Mandelbaum

946 Mariposa Place

Escondido, California 92026-1123

Any Party hereto may designate a different address by providing written notice of such new address to the other Parties. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of a successful transmission), (ii) three business days after the date of mailing if sent by certified or registered mail or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

15. Severability. The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive and the Bank acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

16. Complete Agreement; Modification. The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the Parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Bank, the Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. The provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by the Executive and the Bank, and in the case of the Bank any such action may only be executed by the chairman of the board. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

17. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of California, without giving effect to the provisions thereof regarding conflict of laws.

18. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Prior Agreements. The Executive represents that his service as an employee of the Bank and service to the Holding Company will not violate any agreement or obligation of the Executive. The Executive further represents that he has not previously, and will not in the future, disclose to the Bank or the Holding Company any proprietary information or trade secrets belonging to any previous employer, principal or third party to which he provided consulting or other services. The Executive acknowledges that the Bank has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer, principal or third party to which he provided consulting services.

20. Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between the Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

21. Restrictions Upon Funding. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to the Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

22. Assignment, Parties, Third Party Beneficiaries. The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive, this Agreement being entered into in reliance upon and in consideration of the personal skill and qualifications of the Executive. Any attempted assignment or transfer by the Executive of his obligations hereunder shall be void. This Agreement is binding upon the Parties and their permitted successors and assigns, and conveys no rights to any other third party except that the Holding Company shall be a third party beneficiary of this Agreement.

23. Drafting Ambiguities. Each Party has or has had an opportunity to consult legal counsel, and each Party (or its legal counsel) has reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting Party or in favor of the Party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

24. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

25. Survival. The definitions in this Agreement, and the rights and obligations contained in Sections 4, 6 and 8 - 25, shall survive any termination of employment and termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above, to be effective as of the Effective Date.

EXECUTIVE:	Signature:	/s/ F.J. “Rick” Mandelbaum
	Printed Name:	F.J. “Rick” Mandelbaum

BANK:	Gateway Pacific Bank

	By:	/s/ Alex Carolino, Sr.
	Name:	Alex Carolino, Sr.
	Title:	Chairman of the Board of Directors

HOLDING COMPANY:	Gateway Pacific Bancorp

	By:	/s/ Alex Carolino, Sr.
	Name:	Alex Carolino, Sr.
	Title:	Chairman of the Board of Directors

EXHIBIT A

Separation Agreement and General Release of Claims

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between F.J. “Rick” Mandelbaum (“Employee”) on the one hand, and Gateway Pacific Bank, a California corporation (the “Bank”) and Gateway Pacific Bancorp, a California corporation (“Bancorp”), on the other hand.

RECITALS

A. Employee commenced employment with Bank on or about                         , 200_. Employee’s employment with the Bank terminated on                     ,         .

B. Employee and the Bank desire to settle and compromise any and all possible claims against the Bank by Employee arising out of their relationship to date, including Employee’s employment with the Bank and service to Bancorp, and the termination of Employee’s employment, and to provide for a general release of any and all such claims.

AGREEMENT

1. Separation Pay/Consideration. In consideration of the covenants and releases set forth herein, the Bank agrees to pay Employee the amount payable to him and the non-monetary consideration (if any) due him contingent on Employee’s execution and performance of this Agreement, pursuant to and in accordance with the Executive Employment Agreement dated                     , 2008, by and between the Bank and Employee (the “Employment Agreement”), less all applicable state and federal deductions (in each case, the “Payment”), $                 of which shall be consideration for Employee’s release of Age Discrimination in Employment Act of 1967 (“ADEA”) claims as set forth in Section 3, below; provided that no such Payment shall be made until at least eight (8) days have past since Employee’s execution of this Agreement. The check representing the Payment shall be mailed to Employee at his home address at                     .

2. Release of All Claims Except ADEA Claims.

a. In consideration of the payment and other benefits described in Section 1, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank, Bancorp and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with the Bank, the termination of said employment and Employee’s service to Bancorp. This Agreement specifically applies, without limitation, to any and all contract or tort claims, claims for wrongful termination, wage claims, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the

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California Family Rights Act, the California Labor Code, and any and all federal or state statutes or provisions governing the employment relationship or discrimination in employment except the federal statute specifically excluded hereafter. This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA. Employee’s release of ADEA claims will be addressed separately in Section 3 of this Agreement.

b. Employee irrevocably and absolutely agrees that he/she will not prosecute nor allow to be prosecuted on his/her behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Employee of this release, the Bank and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

3. Release of All ADEA Claims.

a. This section of the Agreement exclusively addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age 40 and above). This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990, to ensure that Employee clearly understands his/her rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b. Employee represents, acknowledges and agrees that the Bank has advised him/her, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Employee has desired, Employee has done so; that the Bank has given Employee twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that he/she may use as much of this twenty-one (21) day period as he/she wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him/her to sign this Agreement; that he/she has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he/she is executing this release voluntarily and free of any duress or coercion.

c. The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. This Agreement shall become effective eight (8) days after it has been signed by Employee and the Bank, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

d. In consideration of the separation payment and other benefits made to Employee described in Section 1 of this Agreement, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank and any related holding, parent, sister or subsidiary

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entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA and related directly or indirectly to Employee’s employment with the Bank and the termination of said employment.

4. Section 1542 Waiver. Employee does expressly waive all of the benefits and rights granted to him/her pursuant to California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee does certify that he/she has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, above, and that he/she fully understands all of the same. Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages (including, without limitation, those arising under the ADEA), as well as those injuries and damages that are now disclosed.

5. Confidentiality. Employee agrees that all matters relative to this Agreement, including the negotiations leading up to this Agreement and its terms, shall remain confidential. Accordingly, Employee hereby agrees that, with the exception of his/her spouse, regulatory agencies of the Bank and tax advisors, he/she will not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Bank, the terms and conditions of this Agreement.

6. Non-Disparagement. Employee agrees that he/she will not disparage the Bank, Bancorp or any of their directors, employees, agents or volunteers or otherwise interfere with the Bank’s or Bancorp’s business, vendor or other relationships. Employee agrees not to make any derogatory or adverse statements, written or verbal, to anyone regarding the Bank, Bancorp or any of their present or former directors, employees, agents or volunteers. Each of the Bank and Bancorp agrees that neither it nor any of its officers or directors will disparage Employee or make any derogatory or adverse statements, written or verbal, to anyone regarding Employee. Nothing in this Section 6 shall prohibit or relate to any statement by any person to any bank regulatory agency.

7. Entire Agreement. The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

8. Future Employment. Employee agrees that the Bank will not be obligated to offer employment to him/her or to hire him/her for any reason, regardless of the circumstances, at any time on or after the date of this Agreement. Employee agrees that he/she will not apply for nor accept any such employment.

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9. Trade Secret/Proprietary Information. Employee hereby reaffirms Employee’s obligations under the Employment Agreement, which shall remain in effect to the extent provided in the Employment Agreement. Employee further agrees that Employee shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Bank or Bancorp which has not already been disclosed to the general public. Employee agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations and employee relations matters. Employee understands and agrees that this list is not all-inclusive.

10. Return of Bank Property. Employee agrees to promptly return all property or information belonging to the Bank or Bancorp, including all keys, computers, cellular telephones, and any document or property Employee generated during Employee’s employment at the Bank, and agrees that no such property will be in Employee’s possession or control at the time Employee receives the consideration specified in Section 1. This includes all property or information that may have come into Employee’s possession as a result of Employee’s employment with the Bank or service to Bancorp. Employee further acknowledges that he/she has not retained any copies of any such information.

11. Applicable Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

12. Venue. Venue for resolution of any disputes related to this Agreement shall only be proper in a court located in San Diego County.

13. Complete Defense. This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

14. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

15. No Admission of Liability. It is understood that this Agreement is not an admission of any liability by the Bank, Bancorp or Employee.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

17. Counterparts. This Agreement may be signed in counterparts. A facsimile signature shall have the same force and effect as an original signature.

Employee and the Bank and Bancorp have read the foregoing Agreement and know its contents and fully understand it. Employee and the Bank and Bancorp acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement. No party is being influenced

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by any statement made by or on behalf of any of the other party to this Agreement. Employee and the Bank and Bancorp have relied and are relying solely upon his/her or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated:
	Employee:	F.J. “Rick” Mandelbaum

Gateway Pacific Bank

Dated:	By:
Name:
Its:

Gateway Pacific Bancorp

Dated:	By:
Name:
Its:

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